EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:
John Julitz, Public Relations Manager
+1.414.502.9314
john.julitz@manpowergroup.com

ManpowerGroup Names Becky Frankiewicz President & Chief Strategy Officer and Ger Doyle Regional President, North America

MILWAUKEE, WI (May 22, 2025) – ManpowerGroup (NYSE: MAN) today announced two key executive appointments designed to accelerate its strategic growth and transformation agenda. Becky Frankiewicz is appointed President & Chief Strategy Officer, and Ger Doyle named Regional President, North America, both effective June 1st.

In her new role, Frankiewicz will lead the company’s strategy including innovation, commercial strategy and the infusion of AI across the global enterprise. She will also oversee the development and execution of ManpowerGroup’s Strategic Plans across its strong and distinct brands, Manpower, Experis and Talent Solutions. Doyle, who succeeds Frankiewicz, will oversee operations of all ManpowerGroup brands across the U.S. and Canada.

“We have a window of opportunity to lead in shaping the future of the Human Capital industry and ManpowerGroup is ready to seize this moment,” said Jonas Prising, Chair & CEO of ManpowerGroup. “I am delighted that Becky will take on this new position as President and Chief Strategy Officer to lead the development of our overall strategy. This is how we ensure ManpowerGroup is well positioned to maximize tech advancements to create even more value for our clients and candidates for the next horizon. Our North America business is key to our success and Ger’s proven track record of driving growth, and delivering results makes him the ideal person for this critical role. I look forward to all he will accomplish as we continue to strengthen our market position in the US and Canada.”

“I am proud to take on this new role at such a pivotal moment for our industry and pleased Ger is stepping in to lead North America,” Frankiewicz said. “Now is the time to accelerate growth by infusing AI & Agentic AI across our global enterprise and building our iconic brands in new ways. Together with our talented teams and valued partners we will reimagine our business for the next seventy-five years, leveraging tech and platforms to drive even greater value for our clients and our talent.”

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ABOUT MANPOWERGROUP

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing, and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis, and Talent Solutions – creates substantially more value for candidates and clients across more than 70 countries and territories and has done so for more than 75 years. We are recognized consistently for our diversity – as a best place to work for Women, Inclusion, Equality, and Disability, and in 2025 ManpowerGroup was named one of the World's Most Ethical Companies for the 16th time – all confirming our position as the brand of choice for in-demand talent. For more information, visit www.manpowergroup.com, or follow us on LinkedIn, Facebook, and Bluesky.